Exhibit 5.3

[Letterhead of Katten Muchin Rosenman LLP]

December 13, 2013

IAC InterActiveCorp

Re:              IAC InterActiveCorp — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special California counsel to Dictionary.com, LLC, a California limited liability company (the “Company”), in connection with certain matters of California law relating to the guarantee by the Company of $500,000,000 aggregate principal amount of 4.875% Senior Notes due 2018 (the “Exchange Notes”), to be issued by IAC InterActiveCorp, a Delaware corporation (“IAC”), pursuant to an Indenture, dated as of November 15, 2013 (the “Indenture”), among IAC, certain subsidiaries of IAC, including the Company (the “Guarantors”), and Computershare Trust Company, N.A., as trustee.  The Exchange Notes and the guaranties of the Guarantors (including without limitation, the guarantee by the Company) will be issued in exchange for (i) an equal principal amount of IAC’s 4.875% Senior Notes due 2018 and (ii) the related guaranties.  The Exchange Notes are covered by the above-referenced Registration Statement on Form S-4, and any amendments thereto (collectively, the “Registration Statement”), filed by IAC with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”).

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with your permission, entirely upon certificates of certain of the managers, officers or other representatives of the Company and have assumed, without independent inquiry, the accuracy of those certificates.  For purposes of our opinion rendered in paragraph 1 below, with respect to the formation, existence, qualification, or standing of the Company, our opinion relies entirely upon and is limited by certificates issued by the Secretary of State of the State of California, dated on or about the date hereof.

In connection with this opinion, we have examined originals or copies of the following documents:

(i)                                     the Indenture;

(ii)                                  the form of Exchange Notes attached as Exhibit A to the Indenture;

(iii)                               Articles of Organization of the Company, as certified by the Secretary of State of the State of California on November 8, 2013, as amended by a Certificate of Amendment of Articles of Organization, as certified by the Secretary of State of the State of California on November 8, 2013 (as amended, the “Articles of Organization”), and certified by a manager or officer of the Company as of the date hereof as being true, complete and correct and in full force and effect;

(iv)                              the Amended and Restated Operating Agreement of Guarantor, dated as of July 17, 2008 (the “Operating Agreement” and, together with the Articles of Organization, the “Governing Documents”), certified by a manager or officer of the Company as of the date hereof as being true, complete and correct and in full force and effect;

(v)                                 that certain certificate of good standing issued by the Secretary of State of the State of California on or about the date hereof, with respect to Guarantor (the “Company Good Standing Certificate”) and

(vi)                              the certificate of a manager or officer of the Company, dated as of the date hereof, as to certain actions taken by the member and managers of the Company, and as to the titles, incumbency, and specimen signatures of the managers and certain officers of the Company.

In rendering this opinion, as to questions of fact material to this opinion, we have relied to the extent we have deemed reliance appropriate, without investigation, on certificates and/or other communications from governmental officials, public officials, appropriate representatives of Company.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

For purposes of this opinion, we have made such examination of law as we have deemed necessary.  This opinion is limited solely to the internal substantive laws of the State of California as applied by courts located in California without regard to choice of law (except for antitrust, energy, utilities, insurance, consumer protection, anti-discrimination, environmental, national security, anti-terrorism, anti-money laundering, travel, tourism, transportation, maritime, securities, investment or blue sky laws, as to which we express no opinion), and we express no opinion as to the laws of any other jurisdiction.

Our opinion is further subject to the following exceptions, qualifications and assumptions, all of which we understand to be acceptable to you:

(a)                                 We have assumed without any independent investigation that each party to the Indenture, other than the Company, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Indenture.

(b)                                 We express no opinion as to the enforceability of  the Indenture or the Exchange Notes.

(c)                                  When any opinion set forth below is given to our knowledge, or to the best of our knowledge, or with reference to matters of which we are aware or which are known to us, or with a similar qualification, that knowledge is limited to the actual knowledge of the individual lawyers in this firm who have participated directly and substantively in the specific transactions to which this opinion relates and without any special or additional investigation undertaken for the purposes of this opinion.

(d)                                 We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1.                                     The Company (a) is a limited liability company validly existing and in good standing as a limited liability company under the laws of the State of California and (b) has the requisite limited liability company power to guarantee the Exchange Notes pursuant to the terms of the Indenture.

2.                                      The Company’s guarantee of the Exchange Notes pursuant to the terms of the Indenture has been duly authorized by all necessary limited liability company action and, based solely upon our review of the certificate referred to in clause (v) above and counterpart signature pages to the Indenture,  the Indenture has been duly executed and delivered by the Company.

We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the reference to this firm under the heading “Legal Matters” in the related prospectus. We also consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  In rendering this opinion and giving this consent, we do not admit that we are “experts” within the meaning of the 1933 Act.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP
KATTEN MUCHIN ROSENMAN LLP